Exhibit 99.1

MRC GLOBAL ANNOUNCES THIRD QUARTER 2013 RESULTS

AND REAFFIRMS ANNUAL ADJUSTED EBITDA GUIDANCE

Sales of $1.31 billion

Diluted EPS of $0.38 per share

Adjusted diluted EPS of $0.40 per share

Adjusted EBITDA of $96.4 million

Houston, TX – October 31, 2013 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced third quarter 2013 results.

MRC Global’s sales of $1.31 billion in the third quarter of 2013 decreased 9.5% from $1.45 billion in the third quarter of 2012 due, in part, to a planned reduction in the company’s lower margin oil country tubular goods (OCTG) business. OCTG represented 8.0% of sales in the third quarter of 2013 compared to 12.8% of sales in the third quarter of 2012. Excluding OCTG, sales were lower across all sectors and segments. The decline in sales was partially offset by the acquisitions of Production Specialty Services Inc. (PSS) and Flow Control Products (Flow Control), which together contributed $33 million of revenue in the third quarter of 2013.

Net income for the third quarter of 2013 was $38.8 million, or $0.38 per diluted share, compared to third quarter 2012 net income of $55.5 million, or $0.54 per diluted share.

Adjusted diluted EPS for the third quarter of 2013 was $0.40 per diluted share and excludes the impact of a $1.3 million after-tax charge ($0.01 per diluted share) related to the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, as well as a $1.3 million after-tax charge ($0.01 per diluted share) associated with the retirement of an executive officer of the company. Adjusted diluted EPS for the third quarter of 2012 was $0.61 per diluted share and excludes a $6.5 million after-tax charge ($0.07 per diluted share) related to the purchase and early retirement of a portion of MRC Global’s previously outstanding senior secured notes. See reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) presented as Supplemental Information in the financial statements included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer, stated, “Our third quarter results were in line with our expectations and reflect improved activity levels and customer spending on a sequential basis, although the year-over-year comparisons were challenged by a robust third quarter of 2012. We had strong free cash flow this quarter as reflected in the reduction of our outstanding debt to $1.04 billion.”

MRC Global’s third quarter 2013 gross profit of $238.3 million declined to 18.1% of sales from third quarter 2012 gross profit of $277.2 million, or 19.1% of sales. Third quarter 2013 and 2012 results each benefited from a reduction in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting of $5.7 million and $15.4 million, respectively.

Selling, general and administrative expenses were $160.9 million for the third quarter of 2013 compared to $155.0 million in the same period of 2012.  This increase was primarily attributable to the inclusion of $5.0 million of incremental expense from the acquisitions of PSS and Flow Control in December 2012 and July 2013, respectively, as well as $2.0 million of expenses associated with the retirement of an executive officer of the company.

Adjusted EBITDA was $96.4 million for the third quarter of 2013 compared to $125.3 million for the same period in 2012. See reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) presented as Supplemental Information in the financial statements included in this release.

Interest expense for the third quarter of 2013 was $15.5 million as compared to $28.2 in the third quarter of 2012; the decrease was largely due to refinancing the company’s senior secured notes in November 2012.

Other expense and income items included a $2.0 million pre-tax charge related to the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims and a $1.4 million pre-tax foreign currency exchange gain in the third quarter of 2013 as compared to a $2.0 million pre-tax foreign currency exchange gain in the third quarter of 2012.

Sales by Segment

U.S. sales in the third quarter of 2013 were $1.02 billion and reflected a planned decrease in OCTG revenues of $83.4 million from the third quarter of 2012 as well as lower sales across other product lines due to lower activity levels and lower spending of some of our key customers. These declines were partially offset by the acquisitions of PSS and Flow Control.

Canadian sales in the third quarter of 2013 were $162.1 million, down 12.7% from the same quarter in 2012 primarily due to a decline in project sales in the oil sands region of northern Alberta as well as a weaker Canadian dollar relative to the U.S. dollar.

International sales in the third quarter of 2013 were $136.6 million and decreased 11.1% from the same period in 2012 due to weaker demand, particularly in parts of Australia that have experienced reduced customer spending in the mining and oil and gas sectors. In addition, nearly half of the decline can be attributed to a weaker Australian dollar relative to the U.S. dollar.

Sales by Sector

Upstream sales in the third quarter of 2013 declined 10% from the third quarter of 2012 to $588.1 million, or 45% of sales. The change in upstream sales is primarily attributable to the planned reduction in OCTG revenue and weak sales in Canada, partially offset by the acquisitions of PSS and Flow Control.

Midstream sales in the third quarter of 2013 decreased 6.6% from the third quarter of 2012 to $377.3 million, or 29% of sales. Spending from the company’s transmission customers declined but was partially offset by an increase in spending from the company’s gas utility customers.

Downstream sales in the third quarter of 2013 decreased 11.5% from the third quarter of 2012 to $348.3 million, or 26% of sales due to weaker market conditions, primarily in the international segment.

Balance sheet

Outstanding debt was $1.04 billion at September 30, 2013, a reduction of $40.1 million during the quarter. Cash provided by operations was $59.5 million during the third quarter of 2013 and $241.4  million for the nine months ended September 30, 2013.

Calendar Year 2013 Guidance

MRC Global’s expected full year 2013 results, excluding the impact of any future acquisitions, are as follows:

	Low	High
Revenue	$5,160 million	$5,300 million
Adjusted EBITDA	$385 million	$415 million
Diluted Earnings Per Share	$1.65	$1.85

Conference Call

The company will hold a conference call to discuss its third quarter 2013 results at 10:00 a.m. Eastern (9:00 a.m. Central) on November 1, 2013.  To participate in the call, dial (480) 629-9692 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 15, 2013 and may be accessed by dialing (303) 590-3030 and using pass code 4639997#. Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its revenue, adjusted EBITDA and diluted earnings per share in 2013, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels;  suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit;

the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits;  the success of the company’s acquisition strategies; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company;  the potential loss of key personnel;  interruption in the proper functioning of the company’s information systems;  loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets;  changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of the SEC’s move toward convergence with IFRS; and the occurrence of cyber security incidents. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contacts:

James E. Braun Executive Vice President and Chief Financial Officer	Monica Schafer Vice President Investor Relations
MRC Global Inc.	MRC Global Inc.
Jim.Braun@mrcglobal.com	Monica.Schafer@mrcglobal.com
832-308-2845	832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash	$ 33,439	$ 37,090
Accounts receivable, net	841,545	823,236
Inventories, net	929,529	970,228
Other current assets	31,954	20,020
Total current assets	1,836,467	1,850,574

Other assets	33,357	37,031

Property, plant and equipment, net	118,445	122,458

Intangible assets:
Goodwill, net	623,714	610,392
Other intangible assets, net	711,574	749,272

	$ 3,323,557	$ 3,369,727

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 498,797	$ 438,344
Accrued expenses and other current liabilities	121,874	125,599
Deferred income taxes	82,813	79,661
Current portion of long-term debt	6,500	6,500
Total current liabilities	709,984	650,104

Long-term obligations:
Long-term debt, net	1,037,264	1,250,089
Deferred income taxes	241,090	261,448
Other liabilities	18,659	22,164

Commitments and contingencies

Stockholders' equity:

Common stock, $0.01 par value per share: 500,000 shares authorized, 101,745 and 101,563 issued and outstanding, respectively	1,017	1,016
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,637,003	1,625,900
Retained deficit	(290,038)	(418,830)
Accumulated other comprehensive loss	(31,422)	(22,164)
	1,316,560	1,185,922
	$ 3,323,557	$ 3,369,727

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Sales	$ 1,313,711	$ 1,451,114	$ 3,886,589	$ 4,264,125
Cost of sales	1,075,418	1,173,916	3,157,792	3,508,686
Gross profit	238,293	277,198	728,797	755,439

Selling, general and administrative expenses	160,910	154,955	475,642	452,528
Operating income	77,383	122,243	253,155	302,911

Other income (expense):
Interest expense	(15,463)	(28,177)	(45,988)	(92,621)
Loss on early extinguishment of debt	-	(10,322)	-	(21,746)
Write off of debt issuance costs	-	-	-	(1,685)
Change in fair value of derivative instruments	(1,828)	845	589	1,770
Other, net	(87)	1,232	(13,471)	3,554

Income before income taxes	60,005	85,821	194,285	192,183
Income tax expense	21,248	30,280	65,493	67,783
Net income	$ 38,757	$ 55,541	$ 128,792	$ 124,400

Basic earnings per common share	$ 0.38	$ 0.55	$ 1.27	$ 1.31
Diluted earnings per common share	$ 0.38	$ 0.54	$ 1.26	$ 1.31
Weighted-average common shares, basic	101,715	101,490	101,673	94,768
Weighted-average common shares, diluted	102,393	102,029	102,455	95,185

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30,	September 30,
	2013	2012

Operating activities
Net income	$ 128,792	$ 124,400
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	16,782	13,180
Amortization of intangibles	39,128	37,184
Equity-based compensation expense	8,602	5,859
Deferred income tax benefit	(16,747)	(3,463)
Amortization of debt issuance costs	4,376	7,088
Write off of debt issuance costs	-	1,685
Loss on early extinguishment of debt	-	21,746
(Decrease) increase in LIFO reserve	(21,247)	3,080
Change in fair value of derivative instruments	(589)	(1,770)
Provision for uncollectible accounts	(355)	3,936
Foreign currency losses	11,993	(520)
Other non-cash items	(133)	5,738
Changes in operating assets and liabilities:
Accounts receivable	(25,448)	(105,234)
Inventories	48,026	(78,889)
Income taxes payable	(815)	5,867
Other current assets	(11,961)	(5,836)
Accounts payable	64,849	9,562
Accrued expenses and other current liabilities	(3,878)	22,154
Net cash provided by operations	241,375	65,767

Investing activities
Purchases of property, plant and equipment	(14,902)	(21,002)
Proceeds from the disposition of property, plant and equipment	4,025	2,451
Acquisitions, net of cash acquired	(21,909)	(89,893)
Other investment and notes receivable transactions	(2,116)	(3,979)
Net cash used in investing activities	(34,902)	(112,423)

Financing activities
Proceeds from the sale of common stock	-	333,342
Payments on revolving credit facilities	(1,534,095)	(1,801,675)
Proceeds from revolving credit facilities	1,328,296	1,755,456
Purchase of senior secured notes	-	(205,003)
Payments on long-term obligations	(4,875)	(31,456)
Debt issuance costs paid	(189)	(7,930)
Proceeds from exercise of stock options	2,230	51
Tax benefit on stock options	302	422
Other financing activities	(6)	-
Net cash (used in) provided by financing activities	(208,337)	43,207

Decrease in cash	(1,864)	(3,449)
Effect of foreign exchange rate on cash	(1,787)	(5,839)
Cash -- beginning of period	37,090	46,127
Cash -- end of period	$ 33,439	$ 36,839

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Net income	$ 38.8	$ 55.5	$ 128.8	$ 124.4
Income tax expense	21.2	30.3	65.5	67.8
Interest expense	15.5	28.2	46.0	92.6
Loss on early extinguishment of debt	-	10.3	-	21.7
Write off of debt issuance costs	-	-	-	1.7
Depreciation and amortization	5.6	4.6	16.8	13.2
Amortization of intangibles	13.1	12.4	39.1	37.2
(Decrease) increase in LIFO reserve	(5.7)	(15.4)	(21.2)	3.1
Change in fair value of derivative instruments	1.8	(0.8)	(0.6)	(1.8)
Equity-based compensation expense	4.0	2.2	8.6	5.9
Executive separation expense (cash portion)	0.8	-	0.8	-
Insurance charge	2.0	-	2.0	-
Foreign currency (gains) losses	(1.4)	(2.0)	12.0	(0.5)
Other expense (income)	0.7	-	1.4	(1.2)
Adjusted EBITDA	$ 96.4	$ 125.3	$ 299.2	$ 364.1

Note to above:

MRC Global defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted Net Income

(Dollars in thousands, except per share amounts)

	September 30, 2013
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share
Net income	$ 38,757	$ 0.38	$ 128,792	$ 1.26
Executive separation expense	1,295	0.01	1,295	0.01
Insurance charge	1,291	0.01	1,291	0.01
Adjusted Net Income	$ 41,343	$ 0.40	$ 131,378	$ 1.28

	September 30, 2012
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share
Net income	$ 55,541	$ 0.54	$ 124,400	$ 1.31
Loss on early extinguishment of debt	6,529	0.07	13,841	0.14
Write off of debt issuance costs	-	-	1,095	0.01
Adjusted Net Income	$ 62,070	$ 0.61	$ 139,336	$ 1.46

Note to above:
In the first nine months of 2013, MRC Global incurred cash and equity-based compensation charges related to the retirement of an executive officer as well as a charge resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims.  In the first nine months of 2012, MRC Global incurred certain charges to repurchase senior secured notes in the open market.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, does not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with GAAP. Because net income and net income per share does not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income, to measure performance.

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